UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2020

TESSCO Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-33938	52-0729657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11126 McCormick Road, Hunt Valley, Maryland 21031

(Address of principal executive offices) (Zip Code)

(410) 229-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TESS	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors -- Increase in Board Size

On November 9, 2020, the Board of Directors (the “Board”) of TESSCO Technologies Incorporated (the “Company”), increased the size of the Board from eight (8) to nine (9) directors, and appointed Ms. Cathy-Ann Martine-Dolecki and Mr. Ronald D. McCray to serve on its Board, effective as of November 9, 2020. The Board also appointed Mr. McCray to serve on its Audit Committee.

Ms. Martine-Dolecki has over 30 years of experience working in global, regulated technology-oriented industries, serving in a number of different leadership roles during her tenure at AT&T. Mr. McCray has commercial and corporate governance expertise, and has served as the chief legal officer for two Fortune 150 companies.

The Board determined that each of Ms. Martine-Dolecki and Mr. McCray is independent within the meaning of the Company’s director independence standards, which reflect both the Nasdaq and Securities and Exchange Commission director independence standards, as currently in effect. There are no arrangements or understandings between Ms. Martine-Dolecki or Mr. McCray and any other persons pursuant to which they were appointed as directors of the Company, and neither Ms. Martine-Dolecki nor Mr. McCray has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In consideration for their services on the Board, each of Ms. Martine-Dolecki and Mr. McCray will be paid compensation substantially similar to that paid to the other independent directors of the Company. This includes, initially, an award of restricted stock units for 3,000 shares to each for the current fiscal year. In addition, like the other independent directors, each will be paid $41,000 per fiscal year (pro-rated for the current year) and $2,500 for each meeting of the Board and $1,000 for each meeting of a Committee of the Board that he or she attends.

On November 9, 2020, the Company issued a press release announcing the appointments of Ms. Martine-Dolecki and Mr. McCray to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Director Resignations

On November 9, 2020, Mr. Dennis J. Shaughnessy resigned from the Board, effective immediately, and Mr. Morton F. Zifferer announced that he will step down from the Board, effective upon the conclusion of the ongoing consent solicitation process led by Mr. Robert B. Barnhill, Jr., the former President, CEO and Chairman, and a current director of the Company. Mr. Shaughnessy’s resignation from the Board and Mr. Zifferer’s commitment to resign from the Board are not the result of any disagreement with the Company on any matter relating to its operations, policies or practices, but instead are next steps in the Board’s ongoing evolution and refreshment process that is focused on identifying and appointing individuals with the right skills and experience necessary to build lasting Company value, as well as to increase diversity amongst the members of the Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release of TESSCO Technologies Incorporated, dated November 9 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESSCO Technologies Incorporated

By:	/s/ Aric M. Spitulnik
Aric M. Spitulnik
Senior Vice President, Chief Financial Officer, and Corporate Secretary

Dated: November 9, 2020